                            SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934

Filed by the Registrant [x]
Filed by a Party Other than the Registrant[ ]
Check the Appropriate Box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
[x] Definitive Proxy Statement - (REVISED)
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

--------------------------------------------------------------------------------

                                 PRO-DEX, INC.
--------------------------------------------------------------------------------

Payment of Filing Fee (Check Appropriate Box)
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2), or
Item 22(a)(2) of Schedule 14A.
[ ] $500 for each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:
     2) Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11;
     4) Proposed maximum aggregate value of transaction;
     5) Total Fee Paid:

[X] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
     2) Form, Schedule or Registration Statement No.:
     3) Filing Party:
     4) Date filed:

                                 PRO-DEX, INC.
                         1401 Walnut Street, Suite 500
                            Boulder, Colorado 80302
                          ___________________________

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON FEBRUARY 27, 1996
                          ____________________________

     Notice is hereby given that the Annual Meeting of shareholders of Pro-Dex, Inc. will be held on Tuesday, February 27, 1996, at 10:00 a.m., local time, in the Executive Board Room at the Boulderado Hotel, 2115 Thirteenth Street, Boulder, Colorado 80302, for the following purposes:

     1. To consider and act upon a proposal to convert options to acquire shares in the Company's Micro Systems Acquisition Company into options to acquire shares of the Company's Common Stock under the Company's 1994 Stock Option Plan, pursuant to the Merger Agreement whereby Micro Motors, Inc. was merged with and into the Company's subsidiary.

     2. To consider and act upon a proposal to increase shares of Common Stock authorized for grant of options under the 1994 Stock Option Plan, by adding 1 million shares of Common Stock to such Plan, thereupon totaling 1.5 million shares authorized for future grants and exercise of previously granted options under the 1994 Stock Option Plan.

     3. To consider and act upon a proposal to increase shares of Common Stock authorized for grant of options under the Directors' Stock Option Plan, by adding 300,000 shares of Common Stock to such Plan, thereupon totaling 500,000 shares authorized for future grants and exercise of previously granted options under the Directors' Stock Option Plan.

     4.   To elect four (4) directors.

     5. To ratify the selection of McGladrey & Pullen, L.L.P. as the independent certifying accountants of the Company's financial statements for the year ending June 30, 1996.

     6. To transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.


     A Proxy Statement explaining the matters to be acted upon at the meeting is enclosed.

     Shareholders of record at the close of business on December 31, 1995 (the "Record Date") are entitled to notice of and to vote at the Meeting or any postponement or adjournment thereof. The stock transfer books of Pro-Dex will remain open.

     All shareholders are cordially invited to attend the Meeting. Whether or not you expect to attend the meeting in person, you are urged to sign, date and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States. The giving of a proxy will not prevent you from revoking the proxy and voting your shares in person if you attend the Meeting.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                                Kent E. Searl, Chairman
Boulder, Colorado
January 23, 1996

                                 PRO-DEX, INC.
                         1401 Walnut Street, Suite 500
                            Boulder, Colorado 80302
                                 (303) 443-8165
                           __________________________

                                Proxy Statement
                           __________________________

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Pro-Dex, Inc. ("Pro-Dex" or the "Company") for use at an Annual Meeting of shareholders of Pro-Dex to be held on Tuesday, February 27, 1996, at 10:00 a.m., local time, in the Executive Board Room at the Boulderado Hotel, 2115 Thirteenth Street, Boulder, Colorado 80302, and any adjournment thereof. The shareholders of Pro-Dex are being asked to vote:

     (1) Upon a proposal to convert options to acquire shares in the Micro Systems Acquisition Corporation subsidiary of the Company into options to acquire shares in the Company under the Company's 1994 Stock Option Plan, pursuant to the Merger Agreement whereby Micro Motors, Inc. was merged with and into the Company's subsidiary (such conversion, the "Conversion of Micro Options");

     (2) Upon a proposal to increase the number of shares authorized for grant of options pursuant to the 1994 Stock Option Plan of the Company;

     (3) Upon a proposal to increase the numbers of shares authorized for grant of options pursuant to the Directors' Stock Option Plan;

     (4) To elect four (4) directors of the Company;

     (5) To ratify appointment of McGladrey & Pullen, L.L.P. as the Company's independent certifying accountants for the fiscal year ending June 30, 1996.

     (6) To transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

     Pro-Dex Common Stock is currently traded over-the-counter and included on the NASDAQ Small-Cap (SM) Market under the symbol, "PDEX."

     THIS PROXY STATEMENT IS BEING FURNISHED TO PRO-DEX SHAREHOLDERS FOR PURPOSES OF VOTING IN PERSON OR BY PROXY ON THE ABOVE LISTED PROPOSALS AT THE ANNUAL MEETING AND SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

The date of this Proxy Statement is January 23, 1996.

                       INCORPORATION OF CERTAIN DOCUMENTS
                          AND INFORMATION BY REFERENCE

     The following documents or portions thereof filed by Pro-Dex (File No. 0-14942) with the Securities and Exchange Commission ("Commission") are incorporated herein by reference and are made a part hereof:

     (a) Amended and Restated Annual Report on Form 10-KSB for the fiscal year ended June 30, 1995;

     (b) Quarterly Reports on Form 10-QSB for the quarters ended September 30, 1995 and December 31, 1995; and

     (c) Current Report on Form 8-K dated July 26, 1995 (as supplemented by the Financial Supplement thereto filed with Form 10-KSB for the fiscal year ended June 30, 1995, filed on October 10, 1995).

     All documents filed by Pro-Dex pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") subsequent to the date of this Proxy Statement are to be a part hereof from the respective dates of filing such documents with the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Proxy Statement.

     THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF PRO-DEX COMMON STOCK, TO WHOM THIS PROXY STATEMENT IS DELIVERED ON THEIR WRITTEN OR ORAL REQUEST TO PRO-DEX, INC., 1401 WALNUT STREET, BOULDER, COLORADO 80302 (TELEPHONE NUMBER: (303) 443-6136), ATTENTION: GEORGE J. ISAAC, CHIEF FINANCIAL OFFICER. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE MEETING, REQUESTS MUST BE RECEIVED BY FEBRUARY 14, 1996.

                       ---------------------------------

                             AVAILABLE INFORMATION

     Pro-Dex is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. Such reports and other information filed with the Commission by Pro-Dex are available for inspection and copying at the Public Reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549. Copies of such materials can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549 at prescribed rates. Pro-Dex Common Stock is quoted on the NASDAQ Small-Cap (SM) Market and certain of its reports, proxy materials and other information may be available for inspection at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, NW, Washington, D.C. 20006.

                    SOLICITATION AND REVOCABILITY OF PROXIES

     The accompanying proxy is solicited by the Board of Directors of Pro-Dex to be voted at the Meeting, to be held on the date, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting. When proxies are received in properly completed and executed form, the shares represented thereby will be voted at the Meeting in accordance with the
instructions specified therein.   In the absence of instructions to the
contrary, such shares will be voted in favor of the proposals set forth therein. Any shareholder executing a proxy has the power to revoke that proxy at any time before it is voted by delivering written notice to the Secretary of Pro-Dex, by executing another proxy dated as of a later date or by voting in person at the Meeting.

     Pro-Dex' Annual Report on Form 10-KSB for the fiscal year ended June 30, 1995, its Quarterly Report on Form 10-QSB for the six months ended December 31, 1995, and its Current Report on Form 8-K dated July 26, 1995, and the Financial Supplement thereto filed with the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1995, being delivered to the shareholders of Pro-Dex with this Proxy Statement are hereby incorporated by reference. In addition, the Quarterly Report on Form 10-QSB for the three months ended September 30, 1995, which is not delivered herewith is incorporated by reference into this Proxy Statement.

     For purposes of voting at the Meeting, abstentions will be counted in determining a quorum to transact business at the Meeting, but not for purposes of determining the vote required for shareholder approval.

     Only shareholders of record at the close of business on December 31, 1995 (the "Record Date") will be entitled to notice of and to vote at the Meeting. On the Record Date, there were 8,631,300 shares of Pro-Dex Common Stock outstanding, and there were 78,129 shares of Pro-Dex Preferred Stock outstanding.

     All shares of Pro-Dex Common Stock are entitled to one vote per share. The affirmative vote of the holders of a majority of the outstanding shares of Pro-Dex Common Stock is required to approve and adopt each of the proposals to be voted upon at the annual meeting. The affirmative vote of the holders of a majority of the Company's Preferred Stock is not required to approve any proposals before the Meeting.

     The Articles of Incorporation do not provide for cumulative voting in the election of directors. Unless otherwise indicated, any proxy given by any shareholder will be voted to elect the directors nominated by the Board of Directors.

     The costs of solicitation of Pro-Dex shareholders will be paid by Pro-Dex. Such costs will include the reimbursement of banks, brokerage firms, nominees, fiduciaries and other custodians for expenses of forwarding solicitation materials to beneficial owners of shares. In addition to the solicitation of proxies by use of mail, the directors, officers and employees of Pro-Dex, without additional compensation, except for reimbursement of out-of-pocket expenses, may solicit proxies personally or by telephone, telegraph or facsimile transmission.

                               TABLE OF CONTENTS

                                                                                  Page
                                                                                  No.
                                                                                  ----

INCORPORATION OF CERTAIN DOCUMENTS AND INFORMATION
     BY REFERENCE.............................................................       2

AVAILABLE INFORMATION.........................................................       3

SOLICITATION AND REVOCABILITY OF PROXIES......................................       3

SUMMARY.......................................................................       7
     PROPOSAL ONE - Conversion of Micro Options...............................       7
     PROPOSAL TWO - Increase in Shares Authorized for Grant of Options Under
         the 1994 Stock Option Plan...........................................       7
     PROPOSAL THREE - Increase in Shares Authorized for Grant of Options
         Under the Directors' Stock Option Plan...............................       8
     PROPOSAL FOUR - Election of Directors....................................       8
     PROPOSAL FIVE - Ratification of Appointment of Accountants...............       9
     Interrelationship of Proposals...........................................       9
     Market for Common Stock..................................................       9
     Record Date; Shares Entitled to Vote; Vote Required......................      10

PROPOSAL ONE - CONVERSION OF MICRO OPTIONS....................................      10
     Holders of Micro Options.................................................      11
     Vote Required............................................................      12

PROPOSAL TWO - INCREASE IN SHARES AUTHORIZED FOR GRANT OF
     OPTIONS UNDER THE 1994 STOCK OPTION PLAN.................................      13
     Options Granted Under 1994 Stock Option Plan.............................      14
     Vote Required............................................................      15

PROPOSAL THREE - INCREASE IN SHARES AVAILABLE FOR GRANT OF
     OPTIONS UNDER THE DIRECTORS' STOCK OPTION PLAN...........................      15
     Grants of Options under the Directors' Stock Option Plan.................      16
     Vote Required............................................................      17

PROPOSAL FOUR - ELECTION OF DIRECTORS.........................................      17
     Staggered Terms of Directors.............................................      18
     Vote Required............................................................      20

PROPOSAL FIVE - RATIFICATION OF APPOINTMENT OF ACCOUNTANTS....................      20

INTERRELATIONSHIP OF PROPOSALS................................................      21

RECENT TRANSACTIONS..............................................................   21
     OMS Acquisition.............................................................   22
     Micro Merger................................................................   22

OTHER MANAGEMENT INFORMATION.....................................................   23
     Business Experience of Key Management of Subsidiaries.......................   23
     Executive Compensation......................................................   24
     Summary Compensation Table..................................................   25
     Compensation to Directors...................................................   29
     Options Granted During the Last Fiscal Year.................................   29
     Exercise of Options and Value of Options Held by Executives and Directors...   30
     1988 Stock Option Plan......................................................   30
     1994 Stock Option Plan......................................................   31
     Directors' Stock Option Plan................................................   31
     Micro Motors Employee Incentive Stock Option Plan...........................   32
     Compliance With Section 16(a) of the Securities Exchange Act................   32

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PARTIES......................   32

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
     MANAGEMENT..................................................................   34
     Beneficial Shareholdings of Directors, Officers and owners of More than
         5% of Common Stock......................................................   35
     Beneficial Shareholdings of Directors, Officers and owners of More than
         5% of Preferred Stock...................................................   36

OTHER MATTERS....................................................................   37


                                    SUMMARY

     The following summary is intended only to highlight certain information in this Proxy Statement. This summary is not intended to be a complete statement of all material matters regarding the Proposals to be voted upon and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement and in the accompanying exhibits. Shareholders are urged to read this Proxy Statement and the exhibits in their entirety.

PROPOSAL ONE - CONVERSION OF MICRO OPTIONS.

     On July 26, 1995, the Company, its Micro Systems Acquisition Corporation subsidiary ("Micro Acquisition"), and Micro Motors, Inc. ("Micro Motors") entered into a Merger Agreement. Prior to the merger, certain employees of Micro Motors had been granted options to acquire in the aggregate 26,272 shares in Micro Motors, pursuant to the Micro Motors Stock Option Plan (the "Micro
Options").   When Micro Motors was merged with and into Micro Acquisition, the
Micro Options to acquire shares of Micro Motors became options to acquire shares of Micro Acquisition. The Merger Agreement provides that Micro Options shall become incentive stock options to acquire shares in the Company under the 1995 Stock Option Plan at the same ratio as if such options had been exercised prior to the Merger, as soon as practicable consistent with the requirements of notice to and approval by the Company's shareholders.

     The Conversion of Micro Options submitted to shareholder vote at the Meeting, if approved, will result in additional options outstanding to acquire 591,120 shares of the Company's Common Stock. If shareholders do not approve Proposal One - Conversion of Micro Options, the Micro Options will remain options to acquire shares of Micro Acquisition. Such unconverted Micro Options would be exercisable to acquire minority interests in the Micro Acquisition subsidiary, for which there is no market and no market is expected to develop. The Company's Board of Directors believes that the conversion of Micro Options is in the best interest of the Company, both because it simplifies management of the Company for there to be no other shareholders in the Company's Micro Acquisition subsidiary and because such conversion would give valued executives in the Company's newly acquired Micro Acquisition subsidiary a financial stake in future appreciation of the Company's Common Stock. The holder of the largest number of Micro Options is Charles E. Strait, President of Micro Motors when the Micro Options were granted, and currently President of Pro-Dex and a member of its Board of Directors. Mr. Strait abstained from the vote of directors to recommend shareholder approval of the Conversion of Micro Options. The Board of Directors recommends that shareholders approve Proposal One - the Conversion of Micro Options, to simplify management of the Company and give the holders of Micro Options a financial stake in the Company as a whole.

PROPOSAL TWO - INCREASE IN SHARES AUTHORIZED FOR GRANT OF OPTIONS UNDER THE 1994 STOCK OPTION PLAN.

     The Company's shareholders at the 1994 Annual Meeting approved the Company's 1994 Stock Option Plan, which authorizes the Board of Directors to grant employees of the Company incentive stock options to acquire up to 500,000 shares of the Company's Common Stock, exercisable at the market price of the Company's shares in effect on the date of grant. The 1994 Stock Option Plan was adopted to permit the Company to reward performance of its employees and to permit employees of the Company to participate in increases in the value of the Company's Common Stock.

     To date, the Company has granted 450,000 options under the 1994 Stock Option Plan. Conversion of Micro Options discussed with respect to Proposal One elsewhere in this Proxy Statement would involve grant of options to acquire 591,120 shares under the 1994 Stock Option Plan, and cannot be consummated without shareholder approval of an increase in the number of shares authorized for issuance under the 1994 Stock Option Plan. In addition, the Board of Directors believes that it is in the Company's interest to increase the number of shares authorized for issuance under the 1994 Stock Option Plan by 1,000,000, for an aggregate of 1,500,000. In this connection, shareholders should understand that the Company is substantially larger than it was at the time the 1994 Stock Option Plan was adopted. As of September 30, 1995, the Company had total assets of $24,495,826, compared to total assets of $5,562,104 as of June 30, 1994. The Board of Directors recommends that shareholders approve Proposal Two to enable the Company to consummate conversion of Micro Options and to permit the Company to reward executive performance.

PROPOSAL THREE - INCREASE IN SHARES AUTHORIZED FOR GRANT OF OPTIONS UNDER THE DIRECTORS' STOCK OPTION PLAN.

     The Company's Board of Directors also recommends shareholder approval of an increase in the number of shares authorized for issuance under the Directors' Stock Option Plan. Currently, the Company is authorized to issue options to purchase up to 200,000 shares of the Company's Common Stock under the Directors' Stock Option Plan. To date, options have been granted under the Directors' Stock Option Plan to acquire 55,856 shares. The Board of Directors has determined in discussions with a number of persons who are outside directors of public companies that outside directors expect to be granted stock options in connection with their service on boards of directors. Based upon recent analysis of probable grants of options, assuming that there are three (3) non-employee directors serving, the Company's Board of Directors anticipates that an increase in the number of shares authorized for issuance in this Plan will be necessary for the fiscal year beginning July 1, 1997.

PROPOSAL FOUR - ELECTION OF DIRECTORS.

     The Board of Directors has nominated four persons for election to serve as directors of Pro-Dex, to hold office until their successors shall be elected and qualified. Each nominee is a current director, four of such persons having been elected by the Board of Directors to fill new positions on the Board of Directors as of July 26, 1995. Kent Searl, who has been a director of the Company or its predecessor since 1978, is nominated for re-election. Ronald G. Coss and Charles E. Strait, each previously an executive officer and director of Micro Motors, Inc., accepted their election by the Board of Directors and began serving as directors of Pro-Dex, Inc. on July 26, 1995. George J. Isaac, long a financial consultant for the Company, was elected and began service as a
director of the Company on July 26, 1995.   The Articles of Incorporation do
not provide for cumulative voting in the election of directors. The four directors elected at this Meeting and Richard N. Reinhardt whose term is not expired are divided into three classes, serving staggered terms, as required by the Articles of Incorporation. SEE "ELECTION OF DIRECTORS."

PROPOSAL FIVE - RATIFICATION OF APPOINTMENT OF ACCOUNTANTS.

     The Board of Directors recommends that the shareholders ratify appointment of McGladrey & Pullen, L.L.P. as independent certifying accountants for the Company's accounts for the year ending June 30, 1996. The Company had no differences with the Company's former accountant, Henry Vanderzee, C.P.A., regarding any method of accounting. McGladrey & Pullen certified the financial statements for Micro Motors, Inc. and Oregon Micro Systems, Inc. (both acquired by the Company on July 26, 1995), for the fiscal years of such companies ending March 31, 1995. McGladrey & Pullen has offices in each region in which the Company's five subsidiaries are located.

INTERRELATIONSHIP OF PROPOSALS.

     Without shareholder approval of Proposal Two - Increase in Shares Authorized for Grant of Options Under the 1994 Stock Option Plan, Proposal One - Conversion of Micro Options cannot be consummated. Thus to consummate the conversion of Micro Options, the Company's shareholders must approve both such conversion and the increase in shares available for grant of options under the 1994 Stock Option Plan.

     The Company's Board of Directors believes that there are valid and sufficient reasons other than conversion of Micro Options to approve the increase in shares authorized for issuance pursuant to the 1994 Stock Option Plan. SEE "PROPOSAL ONE - CONVERSION OF MICRO OPTIONS," AND "PROPOSAL TWO - INCREASE IN SHARES AUTHORIZED FOR GRANT OF OPTIONS UNDER 1994 STOCK OPTION PLAN."

MARKET FOR COMMON STOCK.
------------------------

     Pro-Dex Common Stock is currently traded in the over-the-counter market and listed on the NASDAQ Small-Cap (SM) market. As of December 29, 1995, the last sale price on such market for the Company's Common Stock was $3.50. This represents an increase of $1.44 or 72% over the price of such shares at December 31, 1994. There is currently no market for the Company's Preferred Stock.

     The Board of Directors believes that the Company has achieved significant synergies from the acquisitions of its two new subsidiaries during the current fiscal year. For example, while net earnings per share might ordinarily be expected to decline with an increase in the numbers of shares outstanding or increase in corporate indebtedness (both of which occurred in these acquisitions), Pro-Dex earnings per share increased in the six months ended
                                          ---------
December 31, 1995 over the same period in the prior year. During the quarter ended September 30, 1995, net earnings increased to $0.04 per share, as compared to $0.02 per share for the same period in the prior year. During the six months ended December 31, 1995, net earnings increased to $0.07 per share, as compared to $0.04 for the same period in the prior year. The Company's management attributes this improvement in the Company's performance in large part to the acquisitions of its two new subsidiaries on July 26, 1995.

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED.
----------------------------------------------------

     Only holders of record of Pro-Dex Common Stock on the Record Date will be entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. The affirmative vote of the holders of a majority of the shares of Common Stock is required to approve the conversion of Micro Options, the election of directors, and other proposals before the Meeting. At the close of business on the Record Date, there were 8,631,300 shares of Pro-Dex Common Stock outstanding, of which approximately 30.14% (2,601,335) are owned by officers, directors and their respective affiliates, all of whom have indicated their intention to vote in favor of all proposals recommended by the Board of Directors. On the Record Date, there were 78,129 shares of Pro-Dex Preferred Stock outstanding, of which 100% are owned by officers, directors and their affiliates. The affirmative vote of the holders of a majority of the shares of Preferred Stock is not required to approve any proposal before the Meeting.

                   PROPOSAL ONE - CONVERSION OF MICRO OPTIONS

     On July 26, 1995, the Company, its Micro Systems Acquisition Corporation subsidiary ("Micro Acquisition"), and Micro Motors, Inc. ("Micro Motors") entered into a Merger Agreement. Prior to the Merger, certain employees of Micro Motors had been granted options to acquire in the aggregate 26,272 shares in Micro Motors, pursuant to the Micro Motors Stock Option Plan (the "Micro
Options").   When Micro Motors was merged with and into the Micro Acquisition,
Micro Options became options to acquire shares of Micro Acquisition. The Merger Agreement provides that Micro Options shall become incentive stock options to acquire shares in the Company at the same ratio as if such options had been exercised prior to the Merger, as soon as practicable consistent with the requirements of notice to and approval by the Company's shareholders. SEE ALSO "RECENT TRANSACTIONS."

     The conversion of Micro Options submitted to shareholder vote at the Meeting, upon approval of the shareholders together with shareholder approval of Proposal Two - Increase in Shares Authorized for Grant of Options Under the 1994 Stock Option Plan, will result in additional options outstanding to acquire 591,120 shares of the Company's Common Stock. All such converted Micro Options would be immediately exercisable and remain exercisable until the tenth anniversary of their prior grant by Micro Motors. SEE "INTERRELATIONSHIP OF PROPOSALS." The conversion ratios for converting the Micro Options into options to acquire shares in Pro-Dex are specified in the Merger Agreement as being convertible to Pro-Dex options at 1:22.5, which is the same ratio as would have applied had the Micro Options been exercised by the option holders to purchase Micro Motors shares prior to the closing.

     The following table indicates the identities of the holders of the Micro Options, the numbers of Micro Options currently held by each option-holder and the numbers of Pro-Dex options into which such Micro Options would be convertible upon shareholder approval of Proposal One:

                            HOLDERS OF MICRO OPTIONS

                                         Pro-Dex shares
                          Micro shares   Subject to     Exercise Price
                          Subject to     Options        Per share
Option Holder             Micro Options  on Conversion  of Pro-Dex          Potential Value(1)
------------------------  -------------  -------------  ------------------  ------------------

Charles E. Strait (2)         13,136        295,560           $2.50            $  827,678
Carl Chestelson(3)             4,378         98,505           $2.50            $  275,851
Gary Garleb(4)                 4,378         98,505           $2.50            $  275,851
Reed Payne(5)                  2,190         49,275           $2.50            $  137,988
William Stark(6)               2,190         49,275           $2.50            $  137,988
Total All Micro
Option Holders                26,272        591,120           $2.50            $1,655,356

--------
(1) Potential value is based on the assumption that the price of the Common Stock will appreciate at an annual compounded rate of 5% from the record date until the July 14, 2004 expiration date for all such options.
(2) Mr. Strait is currently President of Pro-Dex and a member of its Board of Directors. At the time the Micro Options were granted to him, he was President of Micro Motors, Inc. and a member of its Board of Directors.
(3) Mr. Chestelson is currently Chief Operating Officer of the Company's Micro Acquisition subsidiary. At the time the Micro Options were granted to him, he was Vice President and Chief Financial Officer of Micro Motors. Mr. Chestelson is also a Trustee of the Micro ESOP.
(4) Mr. Garleb is currently Vice President and General Manager of the Company's Oregon Micro Systems, Inc.("OMS") subsidiary, and is a Trustee of the Micro ESOP. At the time the Micro Options were granted, he was the executive responsible for Manufacturing for Micro Motors, Inc.
(5) Mr. Payne is the executive responsible for Production in the Company's Micro Acquisition subsidiary, and held the same position in Micro Motors, Inc. at the time that the Micro Options were granted.
(6) Mr. Stark is the executive responsible for Manufacturing in the Company's Micro Acquisition subsidiary, and was the executive responsible for Quality Assurance for Micro Motors, Inc. at the time that the Micro Options were granted.

                                  ______________

     As indicated by the foregoing, the President of Pro-Dex, Mr. Charles E. Strait, would hold options to acquire 295,560 shares of the Common Stock of Pro-Dex, upon shareholder approval of the conversion of Micro Options. Mr. Strait's options to acquire Pro-Dex Common Stock would then be exercisable to acquire such shares, at an average price of $2.50 per share, at any time prior to the expiration of the options. The expiration date of Mr. Strait's Micro Options is March 31, 2004. As of December 29, 1995, the last sale price for Pro-Dex Common Stock in NASDAQ Small Cap (SM) quotations was $3.50 per share. Thus, upon conversion of the Micro Options, Mr. Strait's options to acquire Pro-Dex shares would have an aggregate potential value of $827,678, assuming that the price of the shares will appreciate at an annual compounded rate of 5% until the expiration date. The aggregate potential value of all converted Micro Options would be $1,655,356, assuming that the price of the shares will appreciate at an annual compounded rate of 5% until the expiration date.

     As the foregoing chart shows, in addition to Mr. Strait, Micro Options are
held by four other senior executives in the Company's subsidiaries.   Messrs.
Chestleson, Garleb, Payne and Stark hold the positions of Chief Operating Officer of Micro Acquisition, Vice President and General Manager of OMS, Production Manager of Micro Acquisition, and Manufacturing Manager of Micro Acquisition respectively. The Board of Directors believes it important that these senior executives in its subsidiaries have a financial interest in the Company as a whole, rather than a distinct interest in the welfare of one of the Company's five subsidiaries.

     If shareholders do not approve the conversion of Micro Options, the Micro Options will remain options to acquire shares in the Company's Micro Acquisition subsidiary. Such unconverted Micro Options would be exercisable to acquire what would be in the aggregate a minority interest in the Micro Acquisition subsidiary. There is no market for Micro Acquisition shares and no market is expected to develop. Failure to convert the Micro Options would, in the view of the Board of Directors, be unfortunate, in that certain of the Company's executives and employees would have a distinct personal interest in the relative fortunes of one of the Company's subsidiaries, as compared to the welfare of the Company as a whole. The problems inherent in any failure to approve conversion of the Micro Options are highlighted by the fact that the President of Pro-Dex is the holder of the largest number of Micro Options, and that four other senior managers in two of the Company's subsidiaries are holders of Micro Options. Further, any dividends from the Micro Acquisition subsidiary to its parent, Pro-Dex, must perforce involve payment of dividends to any minority Micro Acquisition shareholders, perhaps at a time when Pro-Dex is not paying dividends to the Company's shareholders at the parent level. In addition, the board of directors of the Micro Acquisition subsidiary must consider the separate interests of any minority shareholders in its management decisions, for example in determining whether to pay dividends or retain revenues for additional investment in producing assets in the Micro Acquisition subsidiary. The Company's Board of Directors believes such complication of the Company's conduct of the affairs of its subsidiary would not be beneficial to the Company as a whole or its shareholders.

     The Company's Board of Directors believes that the conversion of Micro Options specified by the Merger Agreement is in the best interest of the Company, for the following reasons (1) conversion of the Micro Options simplifies management of the Company by insuring that the board of Micro Acquisition need not consider the Micro Options or minority shareholders' interests in determination of actions to be taken by Micro Acquisition, (2) such conversion is required to consummate the Merger Agreement, and (3) such conversion would give valued executives in the Company's newly acquired Micro Acquisition subsidiary a financial stake in future appreciation of the Company's Common Stock.

VOTE REQUIRED.

     The affirmative vote of a majority of the outstanding shares of Pro-Dex Common Stock is required to authorize the conversion of Micro Options, by way of an amendment to the 1994

Stock Option Plan. To effect such conversion, the affirmative vote of a majority of the outstanding shares of Pro-Dex Common Stock is also required on Proposal Two - Increase in Shares Authorized for Grant of Options Under the 1994 Stock Option Plan. SEE "INTERRELATIONSHIP OF PROPOSALS." At the close of business on the Record Date, there were 8,631,300 shares of Pro-Dex Common Stock outstanding, of which approximately 30.14% (2,601,335) are owned by officers, directors, 5% shareholders and their respective affiliates, all of whom have indicated their intention to vote in favor of the Conversion of Micro Options.

     THE MEMBERS OF THE BOARD OF DIRECTORS VOTING UPON THE CONVERSION OF MICRO OPTIONS RECOMMEND A VOTE FOR THE PROPOSED CONVERSION OF MICRO OPTIONS (PROPOSAL
ONE). (MR. STRAIT ABSTAINED FROM THE VOTE OF THE BOARD ON THIS ISSUE BECAUSE HE IS A HOLDER OF MICRO OPTIONS.) PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR PROPOSAL ONE UNLESS A VOTE AGAINST PROPOSAL ONE, OR AN ABSTENTION ON SUCH PROPOSAL IS SPECIFICALLY INDICATED.

           PROPOSAL TWO - INCREASE IN SHARES AUTHORIZED FOR GRANT OF
                    OPTIONS UNDER THE 1994 STOCK OPTION PLAN

     Shareholders of the Company at the 1994 Annual Meeting overwhelmingly approved the Company's 1994 Stock Option Plan, authorizing the Board of Directors to grant employees of the Company incentive stock options to acquire up to 500,000 shares of the Company's Common Stock. As of the Record Date, the Company had granted 450,000 options, exercisable at the last bid price for shares of the Company's Common Stock on the date of grant. The 1994 Stock Option Plan was adopted to permit the Company to reward performance of its employees and to permit employees of the Company to participate in increases in the value of the Company's Common Stock.

     In the year ended June 30, 1995, 150,000 options were granted under the 1994 Stock Option Plan. To date, in the year ending June 30, 1996, 300,000 options were granted under the 1994 Stock Option Plan. The Board of Directors has recommended that shareholders approve an increase to the number of shares of common stock authorized for issuance under the 1994 Stock Option Plan, to permit grant of options to acquire an additional 1,000,000 shares, for an aggregate number of shares reserved for issuance under the Plan of 1,500,000.

     The following chart sets forth options granted by the Company under the 1994 Stock Option Plan to date:

                  OPTIONS GRANTED UNDER 1994 STOCK OPTION PLAN

                            Options   Exercise               Potential
                            Granted     Price    Expiration  Value (1)
Name                  Year    (#)       $/SH)       Date        ($)
--------------------  ----  --------  ---------  ----------  ----------
Kent E. Searl(2)      1995   50,000       2.50      4-07-05    149,876
                      1996  100,000       2.75     11-21-05    292,833
M. Larry Kyle(3)      1995   50,000       2.50      4-07-05    149,876
George J. Isaac(4)    1995   50,000       2.50      4-07-05    149,876
                      1996  200,000       2.75     11-21-05    585,665

--------
(1) Potential value is based on the assumption that the price of the stock will appreciate from the record date at an annual compounded rate of 5% until the applicable expiration dates.
(2) Mr. Searl was granted options to acquire 50,000 shares at a time when he was both President of the Company and Chairman of its Board of Directors. For the year ended June 30, 1995, Mr. Searl received no compensation other than the options granted pursuant to the 1994 Stock Option Plan, but was reimbursed for travel and other expenses incurred in the course of conduct of Company's business. During the current fiscal year, while serving as the Company's Chairman, Mr. Searl has been granted options to acquire 100,000 shares.
(3) Dr. Kyle was granted such options at a time when he was both President of the Company's Pro-Dex Management, Inc. wholly owned subsidiary and a member of the Company's Board of Directors. During the year ended June 30, 1995, Dr. Kyle's salary was $114,672. Dr. Kyle remains President of Pro-Dex Management, but ended his service on the Board of Directors on July 26, 1995.
(4) Mr. Isaac was granted options to acquire 50,000 shares in connection with his acceptance of the Company's offer of long-term employment as its Chief Financial Officer. During the current fiscal year, while serving as the Company's Vice President, Chief Financial Officer, Secretary-Treasurer and a member of its Board of Directors, Mr. Isaac has been granted options to acquire 200,000 shares of the Company's Common Stock.

     Conversion of Micro Options discussed elsewhere in this Proxy Statement would effectively grant options to acquire 591,120 shares under the 1994 Stock Option Plan, and cannot be consummated without shareholder approval of an increase in the number of shares reserved for issuance on the exercise of options under the 1994 Stock Option Plan. The Board of Directors believes that an increase in the number of shares authorized for grant of options under the 1994 Stock Option Plan is advisable, in part for the reason that such increase is required to consummate the Conversion of Micro Options required by the Merger Agreement. SEE "PROPOSAL ONE - CONVERSION OF MICRO OPTIONS."

     Shareholders may also wish to consider that the Company is substantially larger than it was at the time the 1994 Stock Option Plan was adopted. As of September 30, 1995, the Company had total assets of $24,495,826, compared to total assets of $5,562,104 as of June 30, 1994. The Board of Directors believes that without an increase in the number of shares authorized for grant of options under the Company's 1994 Stock Option Plan, the Company will be unable to offer inducements to its executive employees to enhance the Company's performance which are comparable to incentives offered such persons by other potential employers.

     Executive Compensation.   The Company's executive officers and directors
     ----------------------
received an aggregate of $219,672 in compensation during the fiscal year ended June 30, 1995, as more fully described in the Company's Form 10-KSB for the fiscal year ended June 30, 1995. Effective as of July 26, 1995, the Company entered into long term employment agreements with a number of its executive officers and extended employment agreements with certain other officers. The Company is obligated to pay salaries in an aggregate amount of $1,080,000 for all its officers and directors for the year ending June 30, 1996, assuming all such officers are retained for the entire year. SEE ALSO "OTHER MANAGEMENT INFORMATION - Executive Compensation."

VOTE REQUIRED.

     The affirmative vote of a majority of the outstanding shares of Pro-Dex Common Stock is required to authorize the amendment to the 1994 Stock Option Plan, to authorize grant of options to acquire a total of 1.5 million shares under the Plan. At the close of business on the Record Date, there were 8,631,300 shares of Pro-Dex Common Stock outstanding, of which approximately 30.14% (2,601,335) are owned by officers, directors, 5% shareholders and their respective affiliates, all of whom have indicated their intention to vote in favor of Proposal Two- the Increase in Shares Authorized for Grant of Options Under the 1995 Stock Option Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSED INCREASE IN SHARES AUTHORIZED FOR GRANT OF OPTIONS UNDER THE 1994 STOCK OPTION PLAN (PROPOSAL TWO). PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR PROPOSAL TWO UNLESS A VOTE AGAINST PROPOSAL TWO, OR AN ABSTENTION ON SUCH PROPOSAL IS SPECIFICALLY INDICATED.

           PROPOSAL THREE - INCREASE IN SHARES AVAILABLE FOR GRANT OF
                 OPTIONS UNDER THE DIRECTORS' STOCK OPTION PLAN

     The Company's Board of Directors recommends shareholder approval of an increase in the shares available for grant of options under the Directors' Stock Option Plan. Currently, there are 200,000 shares of the Company's Common Stock authorized for issuance upon exercise of options granted to non-employee directors under the Directors' Stock Option Plan, of which options to acquire 55,856 shares had been granted as of the Record Date. All options under the Director's Stock Option Plan are exercisable at the last bid price on the date of grant.

     The following table sets forth the identities of the directors granted options under the Directors' Stock Option Plan since it was adopted in 1994:

                          GRANTS OF OPTIONS UNDER THE
                          DIRECTORS' STOCK OPTION PLAN
                              AS OF JUNE 30, 1995

                              Options   Exercise         Potential
                              Granted     Price    Expiration  Value (1)
Name of Director        Year    (#)      ($/SH)       Date        ($)
----------------------  ----  --------  ---------  ----------  ---------

Richard N. Reinhardt    1995   50,000       2.50      4-07-05   149,876
                        1995    1,754       2.85      7-01-05     4,763
                        1994    2,051       2.43      5-25-04     5,887
Kent E. Searl           1994    2,051       2.43      5-25-04     5,887

--------
(1) Potential value is based on the assumption that the price of the stock will appreciate from the record date at an annual compounded rate of 5% from the date of grant until the applicable expiration dates.

     On September 21, 1995, the Board of Directors met as a committee of the whole with two individuals who serve as outside directors of a number of other public companies. These individuals had been previously nominated to serve on the Board of Directors but had not consented to serve as directors. Such individuals stated that were they to consent to serve as outside directors of the Company they would expect to receive (1) directors and officers' liability insurance coverage, (2) approximately $20,000 in annual compensation each, based upon attendance at six meetings each of the Board and three meetings each of newly established Audit Committee and Compensation Committee of the Board, and
(3) grant of approximately 20,000 qualified options to each with exercise prices at the market price of the Company's shares on the date of grant. The Board of Directors, in further research of the compensation of outside directors by public companies which it believes comparable to the Company, has determined that outside directors typically expect to be granted options to acquire shares of the Common Stock of the Company for each year of service on the Company's
Board of Directors.   The Board of Directors believes that the Company and its
public shareholders would derive significant benefit from obtaining the services of experienced outside directors.

     Currently, the Company has one (1) non-employee director, Messrs. Richard
N. Reinhardt. When the Company has completed its review of possible directors' and officers' liability insurance policies, it expects to nominate and elect two
additional outside directors with substantial business experience.   However,
the absence of such a policy at this time prevents the Board of Directors from nominating such persons for election at this Shareholders' meeting. The Board of Directors currently intends to continue its practice to make an annual grant of options to outside directors, exercisable at the market price on the date of grant, to acquire the number of shares which could have been acquired for $5,000 on the date of grant. In addition, the Board of Directors may grant approximately 20,000 options, exercisable at the market price on the date of grant, to each new outside director upon commencement of service on the Board of Directors. To retain such flexibility as the Board of Directors believes necessary to attract qualified outside directors, the Board of Directors recommends shareholder approval of Proposal Three-Increase in Shares Authorized for Grant of Options Under the Directors' Stock Option Plan.

VOTE REQUIRED.

     The affirmative vote of a majority of the outstanding shares of Pro-Dex Common Stock is required to authorize the amendment to the Directors' Stock Option Plan, to authorize grant of options to acquire a total of 500,000 shares under the Plan. At the close of business on the Record Date, there were 8,631,300 shares of Pro-Dex Common Stock outstanding, of which approximately 30.14% (2,601,335) are owned by officers, directors, 5% shareholders and their respective affiliates, all of whom have indicated their intention to vote in favor of Proposal Three - the Increase in Shares Authorized for Grant of Options Under the Directors' Stock Option Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSED INCREASE IN THE SHARES AUTHORIZED FOR ISSUANCE UNDER THE DIRECTORS' STOCK OPTION PLAN (PROPOSAL THREE). PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR PROPOSAL THREE UNLESS A VOTE AGAINST PROPOSAL THREE, OR AN ABSTENTION ON SUCH PROPOSAL IS SPECIFICALLY INDICATED.

                     PROPOSAL FOUR - ELECTION OF DIRECTORS

     The Board of Directors has nominated four persons for election to serve as directors of Pro-Dex, to hold office until their successors shall be elected and qualified. Each nominee is a current director, all but two of Pro-Dex' currently serving directors having been elected by the Board of Directors to fill new or vacant positions on the Board of Directors as of July 26, 1995. Ronald G. Coss and Charles E. Strait, each previously an executive officer and director of Micro Motors, Inc., accepted their election by the Board of Directors and began serving as Directors of Pro-Dex, Inc. on July 26, 1995. George J. Isaac, a financial consultant for the Company or its predecessor since 1978, was elected and began service as a director of the Company on July 26, 1995, to fill the position on the Board of Directors vacated by Dr. M. Larry Kyle, after he served beyond the end of his original elected term to preserve continuity on the Board of Directors through closing of the acquisition of Oregon Micro Systems, Inc. and the merger of Micro Motors with and into Micro Acquisition.

     Beginning in 1994, in accordance with a plan of reorganization adopted by the shareholders, the directors of the Company began serving staggered terms to assure continuity on the Board of Directors. Terms of two currently serving directors, Mr. Kent E. Searl and Mr. Richard N. Reinhardt, are due to expire June 30, 1996 and June 30, 1997, respectively. In addition to setting forth certain information regarding directors of the Company as of the record date, the following chart indicates the term of service of each director, assuming that all the nominees of the Board of Directors are elected by the shareholders:

                          STAGGERED TERMS OF DIRECTORS

                                                                                Term
                                                                               Expires
Name of Director        Age  Employee        Committees          Nominated     #/Class
----------------------  ---  --------  ----------------------    ---------  -------------
Kent E. Searl            54  Yes       Compensation*++               -      6/30/99 - III
Ronald G. Coss+              Yes       Audit*++                    Yes      6/30/99 - III
Richard N. Reinhardt     63  No        Audit++/Compensation++        -      6/30/97 - II
Charles E. Strait+           Yes       Audit*++/Compensation*++    Yes      6/30/98 - I
George J. Isaac+             Yes       Audit*++/Compensation*++    Yes      6/30/98 - I

------------
# Directors are elected to serve until the later of such date or the election and qualification of their successors.
*    Director serves on such committee(s) as an ex-officio non-voting member.
++ Such committee shall commence activity at such time as there shall be at least two (2) non-employee directors
+    Director commenced serving July 26, 1995, by election of Board.

                                ---------------

     The following individuals currently serve as directors of the Company and the Company's Board of Directors expects that such individuals will continue to so serve upon their election as directors by the shareholders at this Meeting:

     KENT E. SEARL is a co-founder of the Company and has served as its
     -------------
President and Chief Executive Officer and as a director of the Company or its predecessor since its inception in 1978. Mr. Searl serves as an ex officio non-voting member of the Compensation Committee of the Board of Directors. Since August 1969, he has also served as Chairman of the Board of Directors of Professional Sales Associates, Inc of Colorado ("PSA"), a national manufacturers' representative of dental equipment of which he is a co-founder. PSA began marketing products of Micro Acquisition subsidiary in 1995 and had marketed dental equipment products of Micro Motors prior to the merger. Mr. Searl currently also serves as an officer and director of two other businesses. Mr. Searl's employment agreement with the Company permits such outside activity to the extent that they do not interfere with performance of his duties as the Company's Chairman. Mr. Searl is nominated by the Board of Directors for election by the shareholders as a Class III Director, to serve until June 30, 1999, or the election and qualification of his successor.

     RONALD G. COSS founded Micro Motors, Inc. in 1971 and has served as its
     --------------
Chairman since inception. Mr. Coss has served as the Vice Chairman of the Company's Board of Directors since July 26, 1995. Mr. Coss also serves as an ex officio non-voting member of the Audit Committee of the Board of Directors. Mr. Coss has been the primary engineer in development of Micro's products since its inception and invented the technologies which are the subject of the letters patent now owned by Micro Acquisition. Mr. Coss is currently one of the Trustees of the Micro ESOP. Mr. Coss is nominated by the Board of Directors for election by the shareholders as a Class III Director, to serve until June 30, 1999, or the election and qualification of his successor.

     RICHARD N. REINHARDT has served as a Director of the Company and its
     --------------------
predecessor since 1990. He is a member of the Audit Committee and the Compensation Committee of the Board of Directors. Mr. Reinhardt has served as President and director of Professional Sales Associates, Inc. ("PSA") since he co-founded that firm in 1969. PSA is a national manufacturers' representative organization that represents manufacturers in the dental equipment market. Products marketed by PSA currently include certain products of the Company's newly acquired Micro Acquisition subsidiary. Mr. Reinhardt was elected by the shareholders to serve as a Class II director until June 30, 1997, or the election and qualification of his successor and is not currently up for election.

     CHARLES E. STRAIT has served as the President of Micro Motors, Inc. since
     -----------------
1993, and became a member of the Company's Board of Directors on July 26, 1995. He has extensive financial consulting experience and served as managing partner of The Westhaven Group, a management consulting firm specializing in strategic planning, acquisition analysis and management team building in Westminster, California. Mr. Strait received his B.S. in Business Administration from Loyola University of Los Angeles with a dual major in General Management and Finance. Mr. Strait is nominated by the Board of Directors for election by the shareholders as a Class I Director, to serve until June 30, 1998, or the election and qualification of his successor.

     GEORGE J. ISAAC has served as a consultant to the Company and its
     ---------------
predecessor since 1978, and became a member of the Company's Board of Directors
on July 26, 1995.   He serves as an ex officio member of both the Audit
Committee and the Compensation Committees of the Board of Directors. Mr. Isaac has been a certified public accountant with Joseph B. Cohan and Associates, Worcester, Massachusetts since 1969, became a partner in 1977 and has served as its president since 1991. He is a member of the Board of Directors of Professional Sales Associates, Inc. and the Commerce Bank and Trust of Worcester, MA, and recently completed a term as a member of the Board of Directors of the Medical Center of Central Massachusetts. Mr. Isaac's accounting firm has specialized in handling medical and dental related accounts. Mr. Isaac received a B.S. in Business Administration from Clark University in Worcester, Massachusetts. Mr. Isaac is nominated by the Board of Directors for election by the shareholders as a Class I Director, to serve until June 30, 1999, or the election and qualification of his successor.

     The Board of Directors met on eight occasions in the year ending June 30, 1995, all of which meetings were attended by all three then serving directors. Since June 30, 1995, the Board of Directors has met four times, each such meeting being attended by all then serving directors. The Board of Directors established Audit and Compensation Committees at its September 1995 meeting. Neither the Audit nor Compensation Committees has held its first meeting, as there was only one outside director serving as of the date of the December 1995 Board of Directors' meeting. The Board of Directors has directed that each such committee shall commence activity at such time as there shall be at least two non-employee directors of the Company.

     As noted in the above biographies, certain of the directors have other relationships with the Company, as further discussed below. SEE ALSO "CERTAIN RELATIONSHIPS AND

TRANSACTIONS WITH RELATED PARTIES." The Company's Board of Directors is not aware of any voting agreements relating to the election of directors of the Company.

VOTE REQUIRED.

     The affirmative vote of a majority of the outstanding shares of Pro-Dex Common Stock is required to elect directors. There is no cumulative vote for
directors of the Company.    At the close of business on the Record Date, there
were 8,631,300 shares of Pro-Dex Common Stock outstanding, of which approximately 30.14% (2,601,335) are owned by officers, directors, 5% shareholders and their respective affiliates, all of whom have indicated their intention to vote for each of the directors nominated by the Board of Directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL NOMINEES. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR ALL SUCH NOMINEES UNLESS A VOTE AGAINST ANY NOMINEE, OR AN ABSTENTION ON SUCH NOMINEE IS SPECIFICALLY INDICATED.

           PROPOSAL FIVE - RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

     The Board of Directors recommends that the shareholders ratify appointment of McGladrey & Pullen, L.L.P. as independent certifying accountants for the Company's accounts for the year ending June 30, 1996. For the year ended June 30, 1995, the Company's financial statements were certified by Henry Vanderzee, C.P.A. The former accountant's report on the financial statements for the past two years contained no adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principals. During the Company's two most recent years and the subsequent interim period preceding resignation of the former accountant, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedure. In the Company's Form 10-KSB, the Company restated its financial statements for the prior year, to increase the reserve for doubtful accounts of its Pro-Dex Management, Inc. subsidiary. The Company's Form 10-KSB is incorporated herein by reference and
delivered to the shareholders herewith.   Mr. Vanderzee does not expect to be
present at the Meeting.

     The decision to change accountants was approved by the Board of Directors. McGladrey & Pullen certified the financial statements for Micro Motors, Inc. and Oregon Micro Systems, Inc. (both acquired by the Company on July 26, 1995), for the fiscal years of such companies ended March 31, 1995. McGladrey & Pullen has offices in each region in which the Company's five operating subsidiaries are located. McGladrey & Pullen expects to be present at the Meeting. McGladrey & Pullen will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

                         INTERRELATIONSHIP OF PROPOSALS

     Without shareholder approval of Proposal Two - Increase in Shares Authorized for Grant of Options Under the 1994 Stock Option Plan, Proposal One - Conversion of Micro Options cannot be consummated. Thus, to consummate the conversion of Micro Options, the Company's shareholders must approve both the conversion of the Micro Options and also approve the Increase shares authorized for grant of options under the 1994 Stock Option Plan.

     Although the conversion of Micro Options requires approval of the increase in the number of shares authorized for grant of options under the 1994 Stock Option Plan, the Company's Board of Directors believes that there are other valid and sufficient reasons to approve the increase in the number of shares authorized for issuance under the 1994 Stock Option Plan. SEE "PROPOSAL ONE - CONVERSION OF MICRO OPTIONS" AND "PROPOSAL TWO - INCREASE IN SHARES AUTHORIZED FOR GRANT OF OPTIONS UNDER 1994 STOCK OPTION PLAN."

                              RECENT TRANSACTIONS

     During the current fiscal year, the Company acquired two subsidiaries. The closing for both acquisitions occurred on July 26, 1995. Acquisition of one of the subsidiaries, Oregon Micro Systems, Inc., was funded partly from liquid assets in the acquired company and partly by a substantial increase in the Company's indebtedness. SEE "RECENT TRANSACTIONS - OMS Acquisition." The other newly acquired subsidiary, Micro Systems Acquisition Corporation, was organized in March 1995. Micro Motors, Inc. was merged with and into Micro Acquisition in July 1995. SEE "RECENT TRANSACTIONS - Micro Merger." The Company issued 3,350,000 shares of Common Stock as consideration for all the issued and outstanding Micro Motors stock. Acquisition of these two subsidiaries was inter-related in that the letter of intent to acquire Oregon Micro Systems, Inc. was originally between Oregon Micro Systems, Inc. and Micro Motors, Inc., and later assigned to Pro-Dex in connection with the letter of intent between the Company and Micro Motors. SEE ALSO "CERTAIN RELATIONSHIPS AND TRANSACTIONS
WITH RELATED PARTIES."

     The Board of Directors believes that the Company has achieved significant synergies from the acquisitions of its two new subsidiaries during the current fiscal year. For example, while net earnings per share might ordinarily be expected to decline with an increase in the numbers of shares outstanding or increase in corporate indebtedness (both of which occurred in these acquisitions), Pro-Dex earnings per share increased in the six months ended
                                          ---------
December 31, 1995 over the same period in the prior year. During the quarter ended September 30, 1995, net earnings increased to $0.04 per share, as compared to $0.02 per share for the same period in the prior year. During the six months ended December 31, 1995, net earnings increased to $0.07 per share, as compared to $0.04 for the same period in the prior year. The Company's management attributes this improvement in the Company's performance in large part to the acquisitions of its two new subsidiaries on July 26, 1995.

OMS ACQUISITION.

     On July 26, 1995, the Company acquired all the issued and outstanding stock of Oregon Micro Systems, Inc., an Oregon corporation ("OMS"), and related assets including letters patent relating to a multi-axis circuit board, pursuant to an Acquisition Agreement among L. Wayne Hunter, OMS and the Company (the "Acquisition Agreement"). Pursuant to the Acquisition Agreement, the Company paid $5,962,116 to Mr. Hunter on the Closing Date, and made a further payment based upon a portion of profitability of OMS from March 31, 1995 through July 26, 1995. Of the consideration paid to Mr. Hunter, $2.5 million was allocated to the patents and other related assets, with the remainder of the purchase price allocated to OMS stock.

     At the time of the acquisition, the Company used approximately $2.2 million in cash of OMS to pay a portion of the purchase price. The Company used certain of its own funds in the acquisition. In addition, the Company borrowed $0.5 million on an unsecured basis from an unrelated third party for use in the acquisition. The remainder of the purchase price was borrowed from FINOVA Capital Corporation, pursuant to a fixed asset secured promissory note. In addition to the purchase price paid pursuant to the Acquisition Agreement, the Company and Mr. Hunter entered into a Consulting Agreement and a Non-Competition Agreement, pursuant to which, in the aggregate, Pro-Dex is to pay Mr. Hunter an
additional $1 million over five (5) years.   More extensive descriptions of (1)
the financing arrangements and (2) the Consulting and Non-Competition Agreements relating to the OMS acquisition are set forth in the Company's Current Report on its Form 8-K dated July 26, 1995 delivered with this Proxy.

MICRO MERGER.

     On July 26, 1995, Micro Motors, Inc. ("Micro Motors") was merged with and into Micro Systems Acquisition Corporation ("Micro Acquisition") pursuant to a Merger Agreement among Micro, Micro Acquisition, the five Micro shareholders (the "Micro Shareholders") and the Company. On July 26, 1995, in connection with the statutory merger of Micro Motors with and into Micro Acquisition, the Micro Motors shareholders were issued 3,350,000 shares of Pro-Dex Common Stock, representing 38.7 percent of the then issued and outstanding shares of the Company's Common Stock. The Company issued shares pursuant to the Merger Agreement in reliance upon an exemption under Section 4(2) of the Securities Act of 1933, as amended (the "Act") and Rule 506 of Regulation D promulgated thereunder. Accordingly, all shares issued by the Company in connection with the Merger Agreement are restricted securities in the hands of the Micro shareholders. Such restricted securities cannot be sold unless subject to a Registration Statement filed under the Securities Act of 1933, as amended (the "Act") or a valid exemption from the requirements of registration under the Act, whether pursuant to Rule 144 or otherwise, demonstrated by the transferor to the Company's satisfaction.

     Limited Registration Rights.   One of the five shareholders which acquired
     ---------------------------
the Company's shares in connection with the Registration Statement was an Employee Stock Ownership Plan with 35 participants (the "Micro ESOP"). The Micro ESOP received 1,099,805 shares of the Company's Common Stock pursuant to the Merger Agreement. Plan trustees certified to the Company that all information regarding the transaction and Pro-Dex were communicated to the

35 employee-participants in the Micro ESOP, prior to such participants' approval of the transaction pursuant to ERISA requirements. Upon demand of the trustee(s) of the Micro ESOP, the Company is required to register the shares issued to the Micro ESOP, not less than twelve (12) nor more than twenty-four (24) months after July 26, 1995. In addition to such demand registration rights, the Micro ESOP has the right, for five (5) years subsequent to the closing, to require Pro-Dex to register the shares issued to the Micro ESOP in connection with any underwritten offering of securities by the Company. All costs in connection with any registration or underwriting involving the shares acquired by the Micro ESOP are to be borne ratably among the selling parties in proportion to the shares registered pursuant to any such registration statement. The demand and concurrent registration rights accorded the Micro ESOP pursuant to the Merger Agreement would become rights of the Micro ESOP participants in the event the plan were liquidated or shares held by the plan to be otherwise distributed to participants, in compliance with the Employees Retirement Income Security Act of 1975 ("ERISA").

     Outstanding Micro Incentive Stock Options.   Micro Motors had previously
     -----------------------------------------
issued stock options pursuant to its 1994 Incentive Stock Option Plan to several of its executive officers, including its president (the "Micro Options"). All Micro Options issued prior to the merger became options to acquire shares in Micro Acquisition upon the effective date of the merger. In addition, pursuant to the Merger Agreement, the Company agreed to request approval of the Company's shareholders for conversion of the Micro Options together with an increase in the shares authorized for grant of options under the 1995 Stock Option Plan.
SEE "PROPOSAL ONE - CONVERSION OF MICRO OPTIONS" AND "PROPOSAL TWO - INCREASE IN SHARES AUTHORIZED FOR GRANT OF OPTIONS UNDER 1995 STOCK OPTION PLAN."

     Employment Agreements and Related Matters.  In connection with the closing
     -----------------------------------------
of the merger of Micro Motors with and into Micro Acquisition, the Company entered into employment agreements with Messrs. Ronald G. Coss and Charles E. Strait, the former Chairman and President respectively of Micro Motors, who now serve as Vice Chairman and President of the Company. SEE "OTHER MANAGEMENT INFORMATION - Executive Compensation." In addition to compensation to Mr. Coss under his employment agreement, the Company is obligated to pay Mr. Coss $1 million over five years, commencing on July 26, 2001 under a Non-Competition Agreement in connection with the merger of Micro Motors with and into the Company's Micro Acquisition subsidiary. Upon the merger, the Company also assumed two notes payable by Micro Motors to Mr. Coss in the aggregate amount of $938,450, relating to termination of Mr. Coss' long term employment agreement with Micro Motors and prior unpaid earned compensation. SEE "CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS."

                          OTHER MANAGEMENT INFORMATION

BUSINESS EXPERIENCE OF KEY MANAGEMENT OF SUBSIDIARIES.
------------------------------------------------------

     Set forth below is information concerning certain key management personnel of the Company's five operating subsidiaries, Pro-Dex Management, Biotrol, Challenge Products, Micro

Acquisition and Oregon Micro Systems. SEE ALSO "ELECTION OF DIRECTORS" (biographical information regarding directors).

     DR. M. LARRY KYLE has served as Vice President and Chief Executive Officer
     -----------------
of Pro-Dex Management, Inc. ("PDM") since its inception as a dental clinic management business in 1978. He is a licensed dentist in the State of California and is responsible for PDM's relationships with its independent contractor dentists and for supervision of administration of PDM's dental centers. Dr. Kyle served as a director of the Company and its predecessor from 1990 through 1995.

     CHARLES J. BULL founded Challenge Products, Inc. in 1978 and has served as
     ---------------
its President, and Chief Executive Officer since its inception as a dental products business. Mr. Bull has developed more than 40 chemical products used in the industry, as well as a process for high speed filling of a patented prophy ring which is licensed for manufacture and sale to Challenge on an exclusive basis.

     BETTE GRIFF has served as Secretary, Treasurer and General Manager of
     -----------
Biotrol since August 1991. From February 1988 to August 1991, she was office manager for Professional Sales Associates, Inc. She received a BA in Business and Marketing from the University of Colorado.

     GARY GARLEB has served as Vice President and General Manager of Oregon
     -----------
Micro Systems, Inc. since it was acquired by the Company in July of 1995. Prior to that time, he served as Vice President for Operations and Manufacturing of Micro Motors from 1974 to 1995. Mr. Garleb is currently a Trustee of the Micro ESOP.

     RICK COSS has served as Director of Corporate Development for Pro-Dex, Inc.
     ---------
since October, 1995. Mr. Coss had served as a Vice President of Micro Motors, Inc. prior to the July 26, 1995 acquisition of Micro Motors by Micro Acquisition. His current responsibilities include development of training programs, coordination of information systems and special projects. Mr. Coss holds a B.A. from the University of California. Mr. Coss' father is Ronald G. Coss, the Company's Vice Chairman.

     CARL CHESTELSON has served as Chief Financial Officer of Micro Acquisition
     ---------------
or its Micro Motors predecessor since 1982. Mr. Chestelson holds a B.A. degree in Business Administration from California State University-Northridge. Mr. Chestelson is currently one of the Trustees of the Micro ESOP.

     ELLEN GLASCOCK has served as General Manager for Challenge Products since
     --------------
1992 and has been with that Company since 1987.

EXECUTIVE COMPENSATION
-----------------------

     The Company's executive officers and directors received an aggregate of $219,672 during the fiscal year ended June 30, 1995, as more fully described in the Company's Form 10-KSB for the fiscal year ended June 30, 1995.

     The following table summarizes executive compensation during the last three years, as well as setting forth the commitments of the Company for compensation payable in the year ending June 30, 1996, assuming that all executives continue their service to the Company through the end of the current fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                 Long Term
                                     Annual Compensation                    Compensation Award
                                   -----------------------         -----------------------------------
Name and                                                           Other Annual           Options/SAR
Principal Position                     Year      Salary            Compensation            (Shares)
------------------                     ----      ------            ------------           ------------
Kent E. Searl, Chairman                1996      $150,000          $  -                   100,000(3)
  of Board of Directors(2)             1995      $   0.00          $  -                   50,000
                                       1994      $   0.00          $  -                   52,051
                                       1993      $   0.00          $  -                   None

Ronald G. Coss, Vice                   1996      $360,000          $  -                   None(3)
  Chairman of Board of                 1995      N/A               N/A                    N/A
  Directors(4)                         1994      N/A               N/A                    N/A
                                       1993      N/A               N/A                    N/A

Charles E. Strait,                     1996      $175,000          $  -                   None(3)(5)
 President, Director(5)                1995      N/A               $  -                   N/A
                                       1994      N/A               $  -                   N/A
                                       1993      N/A               $  -                   N/A

George J. Isaac, Vice                  1996      $170,000          $  -                   200,000(3)
 President, Chief                      1995      N/A               $  -                   50,000
 Financial Officer,                    1994      N/A               $  -                   N/A
 Secretary-Treasurer, Director(6)      1993      N/A               $  -                   N/A

M. Larry Kyle, D.D.S.,                 1996      $115,000          $  -                 None(3)
 President of Pro-Dex                  1995      $114,672          $  -                 50,000
 Management, Inc.                      1994      $106,120          $  -                 50,000
 Subsidiary                            1993      $100,000          $  -                 None

Charles L. Bull, President             1996      $110,000          $  -                   None(3)
 of Challenge Products, Inc.           1995      $105,000          $  -                   None
 Subsidiary                            1994      $100,000          $  -                   None
                                       1993      $100,000          $  -                   None


--------
(1) The aggregate amount of perquisites or other personal benefits received by any officer or director for which no other annual compensation is indicated did not exceed the lesser of $50,000 or 10% of such officer or director's annual salary.
(2) Mr. Searl received no compensation from the Company during the fiscal years ended June 30, 1995 and 1994. Mr. Searl was granted options under the 1994 Stock Option Plan in 1995 and under the Directors' Stock Option Plan in 1994.

(3) To date, options in the amount of 100,000 and 200,000 shares have been granted to Messrs. Searl and Isaac, respectively during the Company's current fiscal year ending June 30, 1996, under the 1994 Stock Option Plan. No other options have been granted to date during the Company's 1996 fiscal year. Additional options may be granted prior to the end of such year.
(4) Mr. Coss received no compensation from the Company prior to the year ending June 30, 1996, as he was not then an employee of the Company and did not serve on its Board of Directors. The Company is also obligated to pay Mr. Coss $1 million over five years, commencing on July 26, 2001, under a Non-Competition Agreement in connection with the merger of Micro Motors with and into the Company's Micro Acquisition subsidiary. In addition, the Company assumed two notes of Micro Motors payable to Mr. Coss in the aggregate amount of $938,450, relating to termination of Mr. Coss' long term employment agreement with Micro Motors and prior unpaid earned compensations.
(5) Mr. Strait received no compensation from the Company prior to the current fiscal year ending June 30, 1996, as he was not then employed by the Company and did not serve on its Board of Directors. Mr. Strait, as President of Micro Motors, was compensated at a salary of $151,123 for the fiscal year ended March 31, 1995 and $140,961 for the fiscal year ended March 31, 1994. The options set forth in this chart do not include the Micro Options granted in April of 1994, which will be converted to Pro-Dex options, in the event Proposal Two is approved by the shareholders. SEE "PROPOSAL ONE - CONVERSION OF MICRO OPTIONS."
(6) Mr. Isaac received no compensation from the Company prior to the current fiscal year ending June 30, 1996, as he was not then employed by the Company and did not serve on its Board of Directors. During the fiscal year ended June 30, 1995, Mr. Isaac was granted options to acquire 50,000 shares under the 1994 Stock Option Plan, in connection with his acceptance of employment by the Company.

                                 _______________

     Effective as of July 26, 1995, the Company entered into long term employment agreements with a number of its executive officers and extended existing employment agreements with certain other officers. The Company is obligated to pay salaries in an aggregate amount of $1,080,000 for all its officers and directors for the year ending June 30, 1996, assuming all such officers are retained for the entire year.

     Approximately 49.5% of executive compensation payable during the year ending June 30, 1996 is payable to two officers of the Company who were officers of Micro Motors prior to its merger with and into Micro Acquisition. In connection with the closing of the merger of Micro Motors with and into Micro Acquisition, the Company agreed to pay compensation for the year ending June 30, 1996 of $360,000 and $175,000, respectively, to Messrs. Ronald G. Coss and Charles E. Strait, the former Chairman and President respectively of Micro Motors, who now serve as Vice Chairman and President of the Company. Mr. Coss was compensated by Micro Motors at a salary of $560,000 for the fiscal year ending March 31, 1995 and $456,000 for the fiscal year ending March 31, 1994. Compensation to Mr. Coss under the employment agreement is to be adjusted for inflation each July 1 of the five year term of his employment agreement, with the first such adjustment occurring on July 1, 1996. Mr. Coss' employment agreement is renewable until terminated.

     In addition to compensation to Mr. Coss under his employment agreement, the Company is obligated to pay Mr. Coss $1 million over five years, commencing on July 26, 2001 under a

Non-Competition Agreement in connection with the merger of Micro Motors with and into the Company's Micro Acquisition subsidiary. Upon the merger, the Company also assumed two notes payable by Micro Motors to Mr. Coss in the aggregate amount of $938,450, relating to termination of Mr. Coss' long term employment agreement with Micro Motors and prior unpaid earned compensation. SEE "CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS."

     In addition to the direct compensation Mr. Coss is to receive under his employment agreement with Pro-Dex, he is to have reimbursement of reasonable travel and entertainment expenses, a luxury vehicle and auto expenses for business use, country club dues and reasonable country club expenses, annual physical with a prior recuperative period and paid accommodations, and six weeks annual leave. In the event Mr. Coss does not use all or part of his six weeks annual leave, his employment agreement permits him to elect to be paid cash in lieu of leave not taken. Mr. Coss is required to reasonably forecast the amount of any cash in lieu of leave, for purposes of the Company's financial forecasts, including the executive compensation sections of the Company's communications with its shareholders and filings with the Securities and Exchange Commission. Mr. Coss has not notified the Company that he expects to elect to be paid cash in lieu of leave not taken during the year ending June 30, 1996, and has indicated that as of the Record Date he is unable to forecast his leave for the year ending June 30, 1997.

     On July 26, 1995, the Company entered into a long-term employment agreement with Kent E. Searl, its Chairman. Until such date, Mr. Searl had received no compensation for his services to the Company, other than grant of options exercisable at the last bid price as of the date of grant. During the year ended June 30, 1995, Mr. Searl was granted options to acquire 50,000 shares of the Company's Common Stock, under the 1994 Stock Option Plan. On November 21, 1994, Mr. Searl was granted options to acquire 100,000 shares, under the 1994 Stock Option Plan, exercisable at the last bid price on the date of grant. Mr. Searl is officed in the Company's headquarters offices in Boulder, Colorado, and travels frequently to all the Company's subsidiaries. Under his employment agreement with the Company, Mr. Searl is to be paid $150,000 annually through June 30, 1996, $160,000 annually July 1, 1996 through June 30, 1997, and $170,000 annually for the remainder of the three year term of his employment agreement with the Company. The employment agreement accords Mr. Searl three weeks annual leave, but provides for no alternative of cash in lieu of leave untaken. In addition, Mr. Searl's employment agreement provides that he may receive use of a car at Company expense, although to date Mr. Searl has received limited reimbursement for use of a vehicle not provided by the Company. Mr. Searl is also entitled to such other benefits as the Company's Board of Directors determines to offer the Company's executive employees, and reimbursement of reasonable expenses.

     On July 26, 1995, Mr. Charles E. Strait entered into a long term employment agreement with the Company. Currently, Mr. Strait serves as the Company's President and is officed in the facilities occupied by the Company's Micro Acquisition subsidiary, but travels frequently to all of the Company's subsidiaries and its Boulder, Colorado headquarters. The employment agreement provides that Mr. Strait's salary as the Company's President and Chief Operating Officer will be $175,000 annually through June 30, 1996, $185,000 July 1, 1996 through June 30, 1997, and $195,000 for the remainder of the three year term of the employment agreement.

Mr. Strait was compensated by Micro Motors at a salary of $151,123 for the fiscal year ending March 31, 1995 and $140,961 for the fiscal year ending March 31, 1994. The action of the Company in conversion of Micro Options recommended to the shareholders by the Board of Directors will directly benefit Mr. Strait. SEE "PROPOSAL ONE - CONVERSION OF MICRO OPTIONS." Mr. Strait's employment agreement provides for three weeks annual leave, but does not permit Mr. Strait to elect to receive cash in lieu of leave untaken. Mr. Strait's employment agreement provides that he may receive use of a vehicle at Company expense and the Company has leased a vehicle primarily for his use in business. Mr. Strait is also to receive reimbursement of reasonable expenses in connection with his employment and such other benefits as the Company's Board of Directors determines to make available to the Company's executive employees.

     On July 26, 1995, George J. Isaac began serving as the Company's Vice President and Chief Financial Officer, and on September 21, he was elected the Company's Secretary-Treasurer by the Board of Directors. Mr. Isaac was granted options to acquire 50,000 shares of the Company's Common Stock, exercisable at the last bid price as of the date of grant, upon his acceptance of employment, during the fiscal year ended June 30, 1995, but received no other compensation
as an employee during such year.   Mr. Isaac was granted options to acquire
200,000 shares exercisable at the last bid price as of the date of grant, on November 21, 1995. The employment agreement with Mr. Isaac provides that he is to receive a salary of $170,000 through June 30, 1996, $180,000 July 1, 1996 through June 30, 1997, and $190,000 for the remainder of the three year term of the employment agreement. Mr. Isaac's employment agreement allows three weeks annual leave, but any leave not taken is to be forfeited without compensation. The employment agreement with Mr. Isaac provides that he may receive use of a Company vehicle for business purposes, but to date Mr. Isaac has not utilized this benefit. In addition, Mr. Isaac is entitled to reimbursement of reasonable expenses at the discretion of the Board of Directors and such other benefits as the Board of Directors determines to make available to its executive employees.

     Pro-Dex employs Dr. Kyle as Chief Operating Officer of its Pro-Dex Management, Inc. subsidiary, with responsibility for the dental clinics, under an informal extension of an employment agreement with him which expired by its terms on June 30, 1992. The employment agreement with Dr. Kyle provided for annual cash compensation to Dr. Kyle of $100,000, together with a bonus of 10% of Pro-Dex Management, Inc.'s pre-tax earnings in excess of $300,000 during each fiscal year covered by the agreement. During the year ended June 30, 1995, Dr. Kyle was paid $114,672 under such agreement, including both the salary and bonus. In addition, Dr. Kyle was granted options to acquire 50,000 shares of the Company's Common Stock, exercisable at the last bid price as of the date of grant.

     On August 1, 1993, the Company entered into an employment agreement with Mr. Charles L. Bull, President and Chief Operating Officer of Challenge Products. Pursuant to that agreement, Mr. Bull is to be paid $100,000 annually through December 31, 1998, with month to month renewal thereafter unless terminated on 60 days prior written notice. Challenge Products is also required to maintain a $300,000 split-dollar life insurance policy on Mr. Bull, payable in accordance with his direction. The employment agreement provides that Mr. Bull cannot compete, directly or indirectly, with Challenge for three years following termination of employment.

COMPENSATION TO DIRECTORS.
--------------------------

     Beginning July 1, 1990, the Company established a fee of $1,000 per year for each director. The Directors have heretofore waived their fees. In consideration for their continuing services as directors over the years and during the process of acquisition of Micro Motors, Inc. and Oregon Micro Systems, Inc. the Company granted options to purchase 50,000 shares of its Common Stock each to all three then serving members of the Board of Directors, on April 7, 1995. The exercise price for all options granted on April 7, 1995 is $2.50 per share, the last bid price of the Company's shares on such date. In addition, the Company granted options to acquire 1,754 shares to Richard Reinhardt, in accordance with the schedule for grant of such options previously adopted by the Board with respect to non-employee directors. The exercise price for such option is $2.85 per share, the last bid price on June 30, 1995, the date of grant. All of the options are exercisable in whole or in part and expire ten years after the date of the grant.

     The Board of Directors, in recent research of the compensation of outside directors by public companies which it believes comparable to the Company, has determined that experienced outside directors expect to receive directors' fees and stock options in connection with such service. The Board of Directors believes that the Company and its public shareholders would obtain significant benefit from obtaining the services of experienced outside directors and has adopted a proposal to pay directors' fees to non-employee directors in the amount of $20,000 to each non-employee director annually for six regular meetings and three meetings each of the Board's Audit and Compensation Committees. In addition, the Board has agreed to consider granting options for 20,000 shares exercisable at the market price on the date of grant to each such non-employee director, on the date on which such director commences service on the Board of Directors. Accordingly, the Board of Directors has recommended an increase in the number of shares reserved for exercise of options under the Directors' Stock Option Plan. SEE "PROPOSAL THREE - INCREASE IN SHARES AUTHORIZED FOR GRANT OF OPTIONS UNDER DIRECTORS' STOCK OPTION PLAN."

OPTIONS GRANTED DURING THE LAST FISCAL YEAR.
--------------------------------------------

     No options were exercised by any officer or director for the year ended June 30, 1995, and 201,754 immediately exercisable options were granted during such year. To date, the Company has granted 300,000 options to employee directors under the 1994 Stock Option Plan during the current fiscal year ending June 30, 1996. No other options have been granted during the current fiscal year, and to the best knowledge of the Company, no options have been exercised by any officer or director during the year ending June 30, 1996. Tables setting forth the options granted to executive officers and directors during the fiscal year ended June 30, 1995 are set forth in the discussions of Proposal Two - Increase in Shares Authorized for Grant of Options Under the 1994 Stock Option Plan and Proposal Three - Increase in Shares Authorized for Grant of Options Under the Directors' Stock Option Plan.

     The following table provides information on the exercise of stock options during the year ended June 30, 1995 by executives and directors and the value of the unexercised options at June 30, 1995:

                    EXERCISE OF OPTIONS AND VALUE OF OPTIONS
                        HELD BY EXECUTIVES AND DIRECTORS
                                at June 30, 1995

                                                             Value of
                                             Unexercised   Unexercised
                        Exercise    Value     Options at    Options at
Name                       (#)     Realized   FY-End (#)    FY-End (1)
----------------------  ---------  --------  ------------  ------------
Kent E. Searl                  -          -    102,151/0      21,668/0
M. Larry Kyle                  -          -    130,000/0      84,688/0
Richard N. Reinhardt           -          -    103,905/0      20,780/0
George J. Isaac                -          -     50,000/0      17,500/0

-------------------
(1) The indicated value has been determined based upon the difference between the exercise price and the fair market value of the securities underlying the options on June 30, 1995. This chart includes none of the Micro Options of any current director of the Company, which may be converted to options to acquire shares in the Company in the event Proposal One - Conversion of Micro Options and Proposal Two - Increase in Shares Authorized for Grant of Options Under the 1995 Stock Option Plan are approved by the shareholders. This chart also includes none of the options granted to current directors of the Company during the current fiscal year. SEE "OTHER MANAGEMENT INFORMATION - Summary Compensation Table," "PROPOSAL TWO - INCREASE IN SHARES AUTHORIZED FOR GRANT OF OPTIONS UNDER 1994 STOCK OPTION PLAN - Options Granted Under 1994 Stock Option Plan" AND "PROPOSAL THREE - INCREASE IN SHARES AUTHORIZED FOR GRANT OF OPTIONS UNDER DIRECTORS' STOCK OPTION PLAN - Grant of Options Under the Directors' Stock Option Plan as of June 30, 1995."

                                 _______________

1988 STOCK OPTION PLAN.
-----------------------

     In 1988, the Company adopted its 1988 Stock Option Plan (the "Plan") pursuant to which the Company's Board of Directors is authorized to issue options to purchase up to 150,000 shares of the Company's Common Stock to employees, directors and consultants of the Company. The Plan was adopted to provide an incentive to potential optionees of the Company to further the growth of the Company. The exercise price of options must be at least equal to the fair market value of the Common Stock on the date of grant. The maximum term of the options granted under the Plan is ten years. No options to purchase shares of Common Stock were granted to optionees during the fiscal year ended June 30, 1995. At present, options to purchase an aggregate of 55,000 shares of the Company's Common Stock are outstanding under this Plan, and 30,000 of such options permit purchase of the Company's shares at $0.25 per share by Dr. Kyle and 25,000 of such options are exercisable by an unaffiliated consultant at $1.75 per share.

1994 STOCK OPTION PLAN.
-----------------------

     On May 25, 1994, the Company's shareholders adopted its 1994 Stock Option Plan (the "Plan"), pursuant to which the Company's Option Committee is authorized to issue options to purchase up to 500,000 shares of the Company's Common Stock to employees of the Company. The Plan was adopted to advance the interests of the Company and its shareholders by affording employees an opportunity for investment in the Company. The Option Committee has the sole discretion to select which employees of the Company will be granted options, the number of shares subject to option, the timing of such option grants, when the options may be exercised, and the exercise price. The exercise price of options must be at least equal to the fair market value of the Common Stock on the date of grant. The maximum term of options granted under the Plan is ten years. Options to purchase 150,000 shares were granted to employees during the fiscal year ended June 30, 1995, with an exercise price of $2.50 per share. To the Record Date options to purchase 300,000 shares had been granted to employees, with an exercise price of $2.75 per share, during the current fiscal year ending June 30, 1996.

     The Board of Directors has recommended that shareholders authorize an increase of 1 million to 1.5 shares authorized for grant of options under the 1994 Stock Option Plan. The Board of Directors has also recommended that shareholders approve Proposal One - Conversion of Micro Options, which together shareholder approval of Proposal Two, would result in outstanding options to acquire an additional 591,120 shares under the 1994 Stock Option Plan. SEE "PROPOSAL ONE -CONVERSION OF MICRO OPTIONS" AND "PROPOSAL TWO - INCREASE IN SHARES AUTHORIZED FOR GRANT OF OPTIONS UNDER 1994 STOCK OPTION PLAN."

DIRECTORS' STOCK OPTION PLAN.
-----------------------------

     On May 25, 1994, the Company's shareholders adopted its Directors' Stock Option Plan (the "Plan") pursuant to which the Company is authorized to issue options to purchase up to 200,000 shares of the Company's Common Stock to non-employee Directors of the Company. The Plan was adopted to advance the interests of the Company and its shareholders by attracting qualified non-employee Directors, whose participation and guidance contribute to the successful operation of the Company. The Board of Directors has previously adopted a resolution which provides that options to purchase $5,000 share value of Common Stock shall be granted to non-employee Directors, effective July 1 of each year. The exercise price of options must be at least equal to the fair market value of the Common Stock on the date of grant. The maximum term of each option is ten years. During the year ended June 30, 1995, options to purchase 1,754 shares were granted with an exercise price of $2.85 per share, and options to purchase 50,000 shares were granted with an exercise price of $2.50 per share. To the Record Date, no options have been granted under the Directors' Stock Option Plan during the current fiscal year ending June 30, 1996. The Board of Directors has recommended approval of an Increase in the Directors' Stock Option Plan to make available additional options for highly experienced outside directors whose service it believes is in the interest of the Company. SEE "PROPOSAL THREE -

INCREASE IN SHARES AUTHORIZED FOR GRANT OF OPTIONS UNDER DIRECTORS' STOCK OPTION PLAN."

MICRO MOTORS EMPLOYEE INCENTIVE STOCK OPTION PLAN.
--------------------------------------------------

     On July 26, 1995, Micro Motors, Inc. ("Micro") was merged with and into Micro Systems Acquisition Corporation, a wholly owned subsidiary of the Company, pursuant to a Merger Agreement between the Company and Micro, among others (the "Merger Agreement"). At the time of the merger, Micro had in place the Micro Motors Employee Incentive Stock Option Plan (the "Micro Plan"), and options to acquire an aggregate of 26,272 shares had been previously issued pursuant to such Micro Plan. The Merger Agreement provides that Micro Plan options outstanding on July 26, 1995 shall become incentive stock options to acquire shares in the Company, pursuant to a 1:22.5 conversion ratio, as soon as practicable and consistent with satisfaction of all requirements of notice to and approval by the Company's shareholders. The conversion ratio for the Micro Plan options is the same ratio as if the options had been exercised prior to the closing. Pursuant to the Merger Agreement, the Board of Directors recommends shareholder approval of conversion of the Micro Options into options to acquire 591,120 shares of the Common Stock of the Company and approval of an increase in the shares authorized for grant of options under the 1994 Stock Option Plan.
SEE "PROPOSAL ONE - CONVERSION OF MICRO OPTIONS" AND "PROPOSAL TWO - INCREASE IN SHARES AUTHORIZED FOR GRANT OF OPTIONS UNDER 1994 STOCK OPTION PLAN."

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT.
-------------------------------------------------------------

     Section 16(a) of the Securities Exchange Act of 1934 requires the officers, directors and persons who own more than 10% of Pro-Dex Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such officers, directors and shareholders are required to furnish Pro-Dex with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by Pro-Dex, or representations from certain reporting persons that no forms were required for those persons, Pro-Dex believes that one director failed to timely file forms were required for officers, directors and 10% shareholders. Mr. Ronald G. Coss filed his required Schedule 13-D and Form 3 in connection with his acquisition of shares in the Company pursuant to the Merger Agreement later than the specified dates for such filings. Until acquiring his interest in the Company, Mr. Coss had not previously been subject to or familiar with such reporting requirements. Other than the aforementioned tardy filings by Mr. Coss for the year ending June 30, 1996, Pro-Dex believes that at June 30, 1995 and the record date, all filing requirements applicable to its officers, directors and 10% beneficial owners were satisfied.

          CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PARTIES.

     Effective as of September 1, 1993, the Company acquired all of the outstanding common stock of Challenge Products, Inc. in exchange for 390,000 shares of Common Stock. As part of the transaction, the president and former principal shareholder of Challenge Products, Charles L.

Bull, agreed to cancel Challenge Products indebtedness to him of $74,638. Effective August 1, 1993, Challenge Products entered into the employment agreement with Mr. Bull which is described above, pursuant to which he will receive $100,000 in compensation for the year ending June 30, 1996. SEE "OTHER MANAGEMENT INFORMATION - Executive Compensation."

     Mr. Bull and Challenge Products have also entered into a royalty agreement and license agreement, both effective July 1, 1993 and extending to December 31, 1998. Under the royalty agreement, provided Challenge achieves net sales (as defined) of at least $1,200,000 and pre-tax profit of 10% during any calendar year, Mr. Bull will receive royalties on all products developed by him of 5% of net sales (all sales less sales of prophy rings, trade discounts, returns, free goods and shipping costs) exceeding $1,200,000. Royalty amounts are estimated and paid in advance. Under the license agreement, Mr. Bull has granted Challenge Products an exclusive license to manufacture, distribute and market a patented prophy ring in return for a royalty equal to 2-1/2% of net sales (pieces sold and shipped less free goods and returns) in excess of 5,000,000 pieces, paid quarterly. If Mr. Bull does not receive combined payments under the royalty agreement and the license agreement aggregating at least $981,000 by the termination date, both agreements will automatically renew and remain effective until he has received the minimum $981,000.

     On July 26, 1995, in connection with the merger of Micro Motors, Inc. with and into Micro Systems Acquisition Corporation, a wholly owned subsidiary of the Company, the Company issued 3,350,000 shares of the Company's Common Stock in exchange for all the issued and outstanding stock of Micro Motors, Inc., all as more fully described in the Company's Form 8-K dated July 26, 1995 which is incorporated herein. In addition, the Company agreed to seek shareholder approval for conversion of outstanding options of Micro Motors Incentive Stock Option Plan into options to acquire 591,120 shares of the Company's Common Stock. SEE "OTHER MANAGEMENT INFORMATION - Micro Motors Employee Incentive Stock Option Plan."

     Pursuant to the Merger Agreement, Ronald G. Coss entered into a Non-Competition Agreement pursuant to which he is to be paid $1 million over five years, with payment commencing in the sixth year after closing. In addition, Mr. Coss executed an employment agreement with the Company, pursuant to which he is to be paid $360,000 as Vice Chairman of the Company annually under his employment agreement adjustable upward for inflation, representing a reduction from the more than $560,000 which he had been paid as the Chairman of Micro, despite his greater responsibilities with the Company. In addition to compensation payable under the employment agreement between the Company and Mr. Coss, he is entitled to certain executive employee benefits and perquisites. SEE "RECENT TRANSACTIONS - Micro Motors."

     Prior to the merger transaction, Mr. Coss also entered into an agreement to terminate his long term employment contract with Micro Motors, for an additional $677,400, payable over five years, at 11% interest per annum. At the closing contemplated by the Merger Agreement, Pro-Dex assumed Micro Motor's obligation under the termination agreement, as well as Micro's obligation under a note for $261,050 in prior unpaid earned compensation. In connection with the closing of the transactions under the Merger Agreement, the Company also entered into a flexible Line of Credit Loan Agreement, whereby Mr. Coss may borrow as much as $500,000 from the Company, at 7% interest, with repayment of the loan to occur as an offset of obligations owed by the Company to Mr. Coss in respect of the Non-Competition Agreement and employment agreement.

     In connection with the acquisition of OMS, the Company borrowed $500,000 from an unrelated third party pursuant to a Loan Agreement and Promissory Note. Fifty percent (50%) of the outstanding balance of obligations to the lender, at any time, is jointly guaranteed by Professional Sales Associates, Inc. ("PSA") and Kent E. Searl (the Company's Chairman). In connection with the loan, the lender was granted a ten year warrant to acquire 26,000 shares of the Company's Common Stock exercisable at the market price of the Company's shares at $2.50 per share exercise price. Warrants to acquire 13,000 shares of the Company's Common Stock were issued to PSA exercisable at $2.50 per share. Kent E. Searl and Richard N. Reinhardt, Chairman and a director of the Company, respectively, are officers and directors of PSA. No warrants were issued to Mr. Searl.

     The Company currently markets certain of the dental equipment manufactured by Micro Acquisition through PSA, a firm for which Messrs. Searl and Reinhardt are officers and directors. The arrangements with PSA continue a relationship between PSA and Micro Motors established on an negotiated arms' length basis prior to the merger of Micro Motors into Micro Acquisition. In electing to continue such relationship with PSA, the disinterested members of the Board of Directors determined the relationship is in the best interest of the Company. While the Company believes that the terms of the relationship between PSA and Micro Acquisition are no less favorable to the Company than comparable relations with third parties, more favorable terms may have been obtainable on a negotiated basis with another third party sales organization.

     Micro Acquisition leases its offices and manufacturing facility in Santa Ana, California from Ronald G. Coss, currently a director of the Company, at a monthly rental of $27,383. The Company's management believes that the monthly rental is comparable to rents charged for comparable properties in the market area. Nevertheless, the terms of the lease, including price, may not be as favorable to the Company as lease terms which might have been negotiated with a third party in an arm's length transaction.

     On October 10, 1995, the Company granted warrants to acquire 100,000 shares to Mr. Carl Militello, pursuant to a Warrant Agreement between Mr. Militello and the Company.  Such warrants are exercisable at the last bid price as of the
date of grant of $2.13.   Such warrants were issued as consideration to Mr.
Militello for services to the Company, including investor relations and financial consulting services. Mr. Militello is not a related party.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     Set forth in the following table is information as of the Record Date with respect to the beneficial shareholdings of all directors, individually, and all officers and directors as a group, and beneficial owners of 5% or more of the Common Stock of the Company.

              BENEFICIAL SHAREHOLDINGS OF DIRECTORS, OFFICERS AND
                     OWNERS OF MORE THAN 5% OF COMMON STOCK

                                                         Percent
Name and Address                     No. of shares     of Class(1)
---------------------------------  ------------------  -----------
Kent E. Searl
1401 Walnut St., Suite 500
Boulder, CO 80302                  993,930 (2)(4)(5)   10.8%

Ronald G. Coss
1401 Walnut St., Suite 500
Boulder, CO 80302                  2,493,528 (6)       28.9%

Richard N. Reinhardt
1401 Walnut St., Suite 500
Boulder, CO 80302                  486,084 (2)(4)(5)   5.5%

George J. Isaac                    251,000(4)(7)       2.9%
1401 Walnut St., Suite 500
Boulder, CO 80302

All officers and directors as a         3,903,313
group (4 persons)                  (2)(3)(4)(5)(6)(7)  44.5%

Micro Motors Employee
Stock Ownership Plan
151 E. Columbine                        1,099,805(6)   12.7%
Santa Ana, California

---------------------
(1)  Calculated pursuant to Rule 13d-3 under Exchange Act.
(2) Includes 250,000 shares of Common Stock, 58,229 shares of Preferred Stock convertible share-for-share into Common Stock at any time, and Warrants to acquire 13,000 shares of Common Stock owned of record by Professional Sales Associates, Inc. ("PSA"). Messrs. Searl and Reinhardt are officers and directors of PSA and may be deemed to beneficially own PSA's shares. Mr. Searl, individually, owns of record 400,750 shares of Common Stock and 19,900 shares of Preferred Stock. Mr. Reinhardt, individually, owns of record 56,950 shares. In addition, Mr. Reinhardt's spouse, individually, owns 4,000 shares which are attributed to him in this chart.
(4) Includes options held by Messrs. Searl, Reinhardt and Isaac to purchase 50,000 shares (each) shares of the Company's Common Stock at $2.50 per share. Also includes options held by Messrs. Searl and Isaac to purchase 100,000 and 200,000, respectively, of the Company's Common Stock at $2.13 per share. These shares have been added to outstanding shares in calculating each director's individual percentage of beneficial ownership.
(5) Includes options held by Messrs. Searl and Reinhardt to purchase 2,051 shares (each) of the Company's Common Stock at $2.43 per share and Mr. Reinhardt to purchase 1,754 shares of the Company's Common Stock at $2.85 per share. These shares have been added to outstanding shares in calculating each director's individual percentage of beneficial ownership.
(6) Includes 604,893 shares of the Company's Common Stock held by the Micro Motors ESOP which are held by such ESOP for the benefit of Mr. Coss. Such shares held by the ESOP for the benefit of Mr. Coss are included in the total opposite Mr. Coss' name and also included in the total opposite the name of the Plan. Mr. Coss is one of three Trustees of such Plan, and does not have sole voting or dispositive power over shares held by the Plan. Micro options held by Mr. Strait which are the subject of Proposal One-Conversion of Micro Options are not included in this chart.

(7) The officers and directors as a group currently have in the aggregate, together with their affiliates, voting power with respect to 2,601,335 currently issued and outstanding shares of Common Stock, not including in such number the convertible preferred stock or options treated as shares of Common Stock attributed to them for the purpose of this chart. Shares held by the Micro Motors ESOP have not been included in computing the voting power number in this footnote or in stating the vote controlled by officers and directors elsewhere in this proxy statement, but shares held by the Micro Motors ESOP for the benefit of Mr. Coss are included the amount of his beneficial ownership and the total held by all officers and directors as a group reported in the chart.

                                 _______________

     Set forth in the following table is information as of June 30, 1995 with respect to the beneficial shareholdings of all directors, individually, and all officers and directors as a group, and beneficial owners of more than five percent of the Company's Series A Preferred Stock.


              BENEFICIAL SHAREHOLDINGS OF DIRECTORS, OFFICERS AND
                   OWNERS OF MORE THAN 5% OF PREFERRED STOCK

                                                          Percent
Name and Address                        No. of shares    of Class
-------------------------------------  ----------------  ---------
Kent E. Searl                              78,129 (1)
1401 Walnut Street, Suite 500
Boulder, CO 80302                                           100.0%

Richard N. Reinhardt
1401 Walnut Street, Suite 500
Boulder, CO 80302                          58,229 (1)        74.5%

All officers and directors as a
group (3 persons)                          78,129 (1)       100.0%

Professional Sales Associates, Inc.
1401 Walnut Street, Suite 500
Boulder, CO 80302                             58,229         74.5%

--------
(1) Includes 58,229 shares owned of record by Professional Sales Associates, Inc. ("PSA"). Messrs. Searl and Reinhardt are officers and directors of PSA and may be deemed to beneficially own PSA's shares. Mr. Searl, individually, owns of record 19,900 shares (24.2% of the outstanding shares of Preferred Stock). Mr. Reinhardt owns no shares of Preferred Stock individually.

                                 OTHER MATTERS

     The Board of Directors of Pro-Dex does not know of any other matters to be brought before the Meeting. However, if any other matters should properly come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy on such matters in accordance with their best judgment.

     Proposals of shareholders (which must comply with the requirements of Rule 14a-8 under the Exchange Act) intended to be presented at the 1996 Annual Meeting of shareholders must be received not later than January 19, 1996.

                                 PRO-DEX, INC.
                         1401 Walnut Street, Suite 500
                            Boulder, Colorado 80302

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Kent E. Searl and George J. Isaac or either of them, with full power of substitution and appointment, and hereby authorizes said Proxies to represent them and to vote, as designated below, all the shares of the Common Stock and Preferred Stock of Pro-Dex, Inc. held of record by the undersigned on December 31, 1995, at the Annual Meeting of Shareholders to be held on February 28, 1995 at 10:00 a.m., local time, at the Boulderado Hotel, 2115 Thirteenth Street, Boulder, Colorado 80302, or any adjournment thereof, for the following purposes:

1. To consider and act upon a proposal to convert options to acquire shares in the Company's Micro Systems Acquisition Corporation into options to acquire shares of the Company's Common Stock under the Company's 1994 Stock Option Plan, pursuant to the Merger Agreement whereby Micro Motors, Inc. was merged with and into the Company's subsidiary.

          [ ] FOR       [ ] AGAINST               [ ] ABSTAIN

2. To consider and act upon a proposal to increase the authorized shares of Common Stock allocable to the 1994 Stock Option Plan, by adding authority to grant options to acquire 1 million shares of Common Stock to such Plan, thereupon totaling 1.5 million shares allocable to future grants and exercise of previously granted options under the 1994 Stock Option Plan.

          [ ] FOR       [ ] AGAINST               [ ] ABSTAIN

3. To consider and act upon a proposal to increase the authorized shares of Common Stock allocable to the Directors' Stock Option Plan, by adding authority to grant options to acquire 300,000 shares of Common Stock to such Plan, thereupon totaling 500,000 shares allocable to future grants and exercise of previously granted options under the Directors' Stock Option Plan.

          [ ] FOR       [ ] AGAINST               [ ] ABSTAIN

4.   To elect four (4) directors.

         [ ] GRANT (except as otherwise noted below) Authority to vote for the election of the four nominees listed below

         [ ] WITHHOLD

     (INSTRUCTION: TO WITHHOLD FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME BELOW.)

          Kent E. Searl    _______ Votes    George J. Isaac   ______ Votes

          Ronald G. Coss   _______ Votes    Charles Strait    ______ Votes

5. To ratify the selection of McGladrey & Pullen L.L.P. as the independent certifying accountants of the Company's financial statements for the year ending June 30, 1996.

          [ ] FOR       [ ] AGAINST               [ ] ABSTAIN

6. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

          [ ] FOR       [ ] AGAINST               [ ] ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR ELECTION OF THE NAMED NOMINEES AS DIRECTORS, CONVERSION OF MICRO OPTIONS, INCREASE IN SHARES AUTHORIZED FOR ISSUANCE UNDER 1994 STOCK OPTION PLAN, INCREASE IN SHARES AUTHORIZED FOR ISSUANCE UNDER DIRECTORS' STOCK OPTION PLAN, AND RATIFICATION OF THE SELECTION OF MCGLADREY & PULLEN, L.L.P.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE ANNUAL MEETING OF SHAREHOLDERS AND THE PROXY STATEMENT FURNISHED THEREWITH.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full title. If a corporation, sign in full corporate name by authorized officer. If a partnership, sign in partnership name by authorized person.

                                         Dated:
                                               ---------------------------------


                                         ---------------------------------------
                                         Signature


                                         ---------------------------------------
                                         Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                      -2-